EXHIBIT 1.6

PRESS RELEASE

The Telecom Italia securities referred to herein in connection with the merger have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the Securities Act) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Telecom Italia securities are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to the securities of two foreign (non-U.S.) companies. The merger in which TIM ordinary shares and savings shares will be converted into Telecom Italia shares is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Telecom Italia and TIM are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Telecom Italia may purchase securities of TIM otherwise than under the merger, such as in open market or privately negotiated purchases

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TELECOM ITALIA: VOLUNTARY PARTIAL CASH TENDER OFFER FOR TIM ORDINARY SHARES AND VOLUNTARY CASH TENDER OFFER FOR ALL TIM SAVINGS SHARES

NOW EFFECTIVE

Milan, January 24, 2005 - Pursuant to the Offer Document, and following the January 21 announcement stating the provisional results of the voluntary partial tender offer for TIM ordinary shares and the voluntary tender offer for all TIM savings shares, Telecom Italia announces that, although not all of the conditions to effectiveness of the offer were met (pursuant to Subsections a.1 and c.7 of the Offer Document), and specifically the number of savings shares tendered was less than the minimum quantity of 88,046,109 TIM savings shares, taking into account the overall number of shares tendered and the purpose of the restructuring plan, the aforementioned conditions are waived. Therefore the plan for the reorganization of the Group will move ahead as per the outlines approved by the Boards of Directors of Telecom Italia and TIM on December 7, 2004; the merger of TIM into Telecom Italia, approved by the Boards of Directors of both companies on January 23, 2005, forms an essential part of this plan.

As a result, the Offer is now to be considered effective.

Since the number of ordinary shares tendered exceeds the maximum number of ordinary shares sought in the offer, according to the Offer Document the company will prorate the acceptances. On the basis of the provisional results of the offer for ordinary shares, the proration percentage will be 93.0794515%. As a result, Telecom Italia shall acquire under the offer from each tendering shareholder a quantity of TIM ordinary shares equal to the proration percentage of the ordinary shares tendered, rounded down to the nearest whole number.

Any ordinary shares not acquired by Telecom Italia following proration will be released and returned to tendering shareholders on January 26, 2005.

The transfer to Telecom Italia of ownership of the shares tendered and accepted will take place on the scheduled payment date, and therefore on January 28, 2005.

Telecom Italia’s financial advisors for the Offer are JPMorgan Chase Bank and MCC S.p.A. - Capitalia Banking Group. Other advisors to Telecom Italia in relation to the offer are Banca Intesa S.p.A. and UniCredit Banca Mobiliare S.p.A.

Banca Caboto S.p.A. (Intesa Group), MCC - Capitalia Banking Group and Unicredit Banca Mobiliare S.p.A. acted as intermediaries engaged to coordinate the collection of acceptances.

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Telecom Italia

Media Relations

Corporate and Wireline Press Office

+39.06.3688.2610

www.telecomitalia.it/stampa_uk

Telecom Italia

Investor Relations

+39. 02 8595 4131

www.telecomitalia.it/investor_relation